CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A of our report dated February 11, 2005, relating to the financial statements and financial highlights which appears in the Annual Report to Shareholders of Thrivent Series Fund, Inc. for the period ending December 31, 2004, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP

Milwaukee, Wisconsin

April 22, 2005